EXHIBIT 10.2

LETTER AGREEMENT

April 1, 2004

Baxter Healthcare Corporation

One Baxter Parkway

Deerfield, Illinois 60015

(“Baxter”)

Re:	Assumption of Liability for Refurbishment Obligations and Repayment Obligation

Ladies and Gentlemen:

The undersigned, Insmed Incorporated (“Insmed”), hereby acknowledges and agrees to the following:

1. In order to induce (a) 2545 Central, LLC, a Colorado limited liability company (the “Landlord”) to terminate a lease with Baxter for the premises located at 2590 Central Avenue, Boulder, Colorado 80301 (the “Premises”) and enter into a lease with Insmed for the Premises (the “Insmed Lease”) and (b) Insmed to enter into the Insmed Lease, Baxter agreed to maintain primary liability for the performance of certain refurbishment obligations with respect to the Premises (the “Refurbishment Obligation”) in the event Insmed does not either exercise an option to renew the Insmed Lease, or, in lieu thereof, perform certain refurbishment obligations pursuant to the Insmed Lease.

2. In consideration of Baxter’s agreements referenced above, Insmed hereby agrees as follows:

3. In the event Baxter is required to satisfy any portion or all of the Refurbishment Obligation, Insmed agrees to pay to Baxter upon written demand delivered by Baxter to Insmed at the notice address for Insmed set forth in the Insmed Lease, any and all reasonable costs, fees and expenses incurred by Baxter in connection with satisfying the Refurbishment Obligation as set forth in the notice.

4. Simultaneously with delivering any notice to the Landlord under the Insmed Lease, including, without limitation, any notice indicating Insmed’s intent to exercise its option to renew the Insmed Lease, Insmed shall deliver a copy of such notice to Baxter at:

Baxter Healthcare Corporation

One Baxter Parkway

Deerfield, Illinois 60015

Attn: Director or Real Estate, Mail Stop: DF4-3E

5. If Insmed does not exercise its option to renew the Insmed Lease prior to July 1, 2007, then Insmed shall commence performance of the Refurbishment Obligation on or prior to August 1, 2007, and diligently pursue completion of the Refurbishment Obligation in accordance with the Insmed Lease on or before February 28, 2008.

6. If Insmed elects to exercise its option to renew the Insmed Lease prior to July 1, 2007, Insmed shall perform the obligations of the Insmed Lease for the duration of such renewal term.

7. In addition to the specific obligations set forth above, Insmed shall not engage in any act or omission which would cause Landlord to seek payment of the Refurbishment Obligation from Baxter.

8. Simultaneously herewith, Insmed has caused the issuance of an Irrevocable Letter of Credit in the amount of $2,000,000.00 USD to Baxter to secure the full performance of Insmed’s obligations as set forth herein (a copy of which is attached hereto as Exhibit A, the “Letter of Credit”). Thirty days prior to each anniversary of the date hereof, Insmed shall deliver a replacement Letter of Credit at an amount which is escalated by 5%, which replacement Letter of Credit shall be effective upon such anniversary date (at which time the prior Letter or Credit shall expire). Baxter shall have the right to present the Letter of Credit for full or partial payment to cover Baxter’s liability for any remaining Refurbishment Obligation as set forth in the Insmed Lease upon (i) Insmed’s failure to exercise its option to renew the Insmed Lease by July 1, 2007 or Insmed’s failure to place a separate letter of credit to cover the expected refurbishment costs at the end of the Insmed Lease renewal period in accordance with the Insmed Lease and the occurrence of any of the following events, which shall constitute a default hereunder, unless remedied by Insmed within 30 days of written notification by Baxter: (ii) Insmed shall fail to commence the Refurbishment Obligation on or prior to August 1, 2007; or (iii) Insmed shall fail to satisfactorily complete the Refurbishment Obligation in accordance with the Insmed Lease; or (iv) Insmed shall otherwise engage in any act or omission that causes the Landlord to seek payment from Baxter for the Refurbishment Obligation; or (v) Insmed shall fail to comply with its payment obligation as set forth in paragraph 5 of this Letter Agreement; or (vi) Insmed shall fail to perform any other material obligation hereunder.

In the event an order of relief under title 11 of the United States Code shall be entered against Insmed or any other insolvency, administrative or receivership proceeding or assignment for the benefit of creditors, whether under U.S. or non-U.S. law, or state or federal law, shall be commenced against or by Insmed and Insmed is unable to provide Baxter with satisfactory evidence (to be determined in Baxter’s sole discretion) that it will be able to fulfill the material obligations of this letter Agreement within 30 days of the order of relief, Baxter shall have the right to present the Letter of Credit for full or partial payment to cover Baxter’s liability for any remaining Refurbishment Obligation as set forth in the Insmed Lease.

9. The foregoing acknowledgements and agreements constitute agreements separate and apart from the Insmed Lease and shall survive any termination of the Insmed Lease and shall continue for a period terminating on the earlier to occur of: (i) Insmed’s renewal of the Insmed Lease and placement of a separate letter of credit to cover the expected refurbishment costs at the end of the Insmed Lease renewal period in accordance with the Insmed Lease; or (ii) completion of the Refurbishment Obligation in accordance with the Insmed Lease; or (iii) payment of the full amount of the outstanding Refurbishment Obligations, not to exceed $2,000,000.00 USD, from Insmed to Baxter for Insmed’s Refurbishment Obligations set forth herein and in the Insmed Lease.

10. This Letter Agreement shall be binding upon Insmed and for the benefit of Baxter, its successors and assigns. Insmed may not assign this Letter Agreement without prior written consent of Baxter, which consent shall not be unreasonably withheld. Any assignment by Insmed of its obligations hereunder shall not relieve Insmed from primary liability to Baxter (or its successor and assigns) therefor. Failure of Baxter to enforce any provision of this Letter Agreement shall not constitute a waiver of any term hereof by Baxter.

11. This Letter Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Illinois, and shall be binding upon the obligor and beneficiary of this Letter Agreement in the United States and worldwide. The federal and state courts within the State of Illinois shall have exclusive jurisdiction to adjudicate any dispute arising out of this Agreement.

[Signatures Follow]

IN WITNESS WHEREOF, this Letter Agreement is executed and delivered as of the date first above written.

Obligor:

Insmed Incorporated, a Virginia Corporation

By: ____________________________

Printed Name: ____________________

Title: ____________________________

Acknowledged:

Baxter Healthcare Corporation

By: ________________________

Printed Name : ________________

Title: ________________________